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             [LETTERHEAD OF CREDIT SUISSE FIRST BOSTON CORPORATION]

                                                                    Exhibit 99.1


Board of Directors
Western Multiplex Corporation
1196 Borregas Avenue
Sunnyvale, California  94089

Members of the Board:

        We hereby consent to the inclusion of our opinion letter to the Board of Directors of Western Multiplex Corporation ("Western Multiplex") as Annex D to the Joint Proxy Statement/Prospectus of Western Multiplex and Adaptive Broadband Corporation ("Adaptive Broadband") included in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission by Western Multiplex on December 1, 2000 relating to the proposed merger transaction involving Western Multiplex and Adaptive Broadband and reference thereto in such Joint Proxy Statement/Prospectus under the captions "SUMMARY OF THE PROXY STATEMENT/PROSPECTUS -- Summary of the Merger -- Opinions of Western Multiplex's and Adaptive Broadband's financial advisors" and "THE PROPOSED MERGER -- Opinion of Western Multiplex's financial advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.



                         By:  /s/ Credit Suisse First Boston Corporation
                            ----------------------------------------------
                            CREDIT SUISSE FIRST BOSTON CORPORATION



December 1, 2000
Palo Alto, California